Exhibit 99.2



                               September __, 1999



Board of Directors
OHSL Financial Corp.
6581 Harrison Road
Cincinnati, OH  45247

Attention:        Mr. Kenneth L. Hanauer
                  President & Chief Executive Officer

Gentlemen:

     You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, par value $0.01 per share ("OHSL Common Shares"), of OHSL Financial Corp. ("OHSL"), of the Exchange Ratio, as set forth in Section 1.6 (a) of the Agreement and Plan of Merger dated as of August 3, 1999 (the "Agreement"), among OHSL, Oak Hills Savings and Loan Company, FA, Provident Financial Group, Inc. ("PFGI"), and The Provident Bank.

     The Agreement provides for the merger (the "Merger") of OHSL with and into PFGI, pursuant to which, among other things, at the Effective Time (as defined in the Agreement), each outstanding share of OHSL Common Shares will be exchanged for the right to receive a certain number of shares (the "Exchange Ratio") of the common stock, without par value, of PFGI ("PFGI Common Shares") equal to $22.50, subject to adjustment, as set forth in Section 1.6 (a) of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

     McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     We have acted as OHSL's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:



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Board of Directors
September __, 1999
Page 2

     (i) Reviewed OHSL's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein, and OHSL's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

     (ii) Reviewed PFGI's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein, and PFGI's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

     (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of OHSL and PFGI provided to us or publicly available;

     (iv) Participated in meetings and telephone conferences with members of senior management of OHSL and PFGI concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed relevant to our inquiry;

     (v) Reviewed certain stock market information for OHSL Common Shares and PFGI Common Shares, and compared it with similar information for certain companies, the securities of which are publicly traded;

     (vi) Compared the results of operations and financial condition of OHSL and PFGI with that of certain companies, which we deemed to be relevant for purposes of this opinion;

     (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

     (viii) Reviewed the Agreement dated August 3, 1999 and certain related documents; and

     (ix) Performed such other reviews and analyses as we have deemed appropriate.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of OHSL and PFGI contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either OHSL or PFGI, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either OHSL or PFGI. With respect to

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Board of Directors
September __, 1999
Page 32


financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of OHSL and PFGI, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of OHSL and PFGI, as to the future performance of OHSL, PFGI, and OHSL and PFGI combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of OHSL Common Shares, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

     We will receive a fee for our services as financial advisor to OHSL, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion. In the past, we have also provided certain other investment banking services for PFGI and have received customary compensation for such services.

         In the ordinary course of business, we may actively trade securities of OHSL and PFGI for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

     This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio, to the holders of OHSL Common Shares, and does not address the underlying business decision by OHSL's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing proposal or any other terms of the Merger, and does not constitute a recommendation to any OHSL shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of OHSL Common Shares or PFGI Common Shares may be at the Effective Time of the Merger or as to the prospects of OHSL's business or PFGI's business.

     This opinion is directed to the Board of Directors of OHSL and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of OHSL Common Shares in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.


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Board of Directors
September __, 1999
Page 4


     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the holders of OHSL Common Shares from a financial point of view.

                                                 Very truly yours,


                                                 McDONALD INVESTMENTS INC.